SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                    ----------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT



                    Pursuant to Section 13 or 15 (d) of the
                        Securities Exchange Act of 1934

                         Date of Report - April 26, 2005
                        (Date of earliest event reported)

                          METROLOGIC INSTRUMENTS, INC.
             (Exact name of Registrant as specified in its charter)



               New Jersey                0-24172             22-1866172
        (State of incorporation) (Commission file number) (IRS employer identification number)

                  90 Coles Road, Blackwood, New Jersey, 08012
               (Address of principal executive offices, zip code)

                            Area Code (856) 228-8100
                               (Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

__ Written communications pursuant to Rule 425 under the Securities Act (17 CFR
   230.425)
__ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
   (17 CFR 240.14a-12)
__ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
   Act (17 CFR 240.14d-2(b))
__ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
   Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operation and Financial Condition


     Metrologic Instruments, Inc. (the "Company") is furnishing herewith as
Exhibit 99.1 its Press Release dated February 22, 2005 announcing the Company's earnings for the fourth quarter and year ended December 31, 2004.



Item 9.01 Financial Statements and Exhibits.

          (c)      Exhibits

          99.1     Metrologic Instruments, Inc. press release dated
                   April 26, 2005 announcing the Company's earnings for the first quarter ended March 31, 2005





                                   SIGNATURES

                  Pursuant to requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  April 26, 2005                       Metrologic Instruments, Inc.


                                             By:      /s/ Kevin J. Bratton
                                                      Kevin J. Bratton
                                                      Chief Financial Officer

                          METROLOGIC INSTRUMENTS, INC.
                           CURRENT REPORT ON FORM 8-K

                                 EXHIBIT INDEX

Exhibit
No.                                                                     Page


99.1           Metrologic Instruments, Inc. press release dated           4
               April 26, 2005 announcing the Company's earnings for the first quarter ended March 31, 2005.

EXHIBIT 99.1


Corporate Headquarters
Metrologic Instruments, Inc.
90 Coles Road
Blackwood, NJ 08012-4638                          [COMPANY LOGO]
Tel   856.228.8100
Fax   856.228.6673 (sales)
Fax   856.228-0653 (finance/legal)
www.metrologic.com

          Metrologic Announces Financial Results for First Quarter 2005

         And Confirms Revenue and Net Income Guidance for Full Year 2005

     Teleconference 8:30 a.m. Wednesday, April 27, 2005, to Discuss Results

Blackwood, New Jersey - April 26, 2005 -- Metrologic Instruments, Inc. (NASDAQ-NMS:MTLG), experts in optical image capture and processing solutions, who design, manufacture and market worldwide sophisticated imaging and bar code scanning solutions for a variety of applications, today announced financial results for the quarter ended March 31, 2005.

o Sales for the quarter ended March 31, 2005 increased 18% to approximately $46.9 million up from sales of $39.7 million for the same period last year. This represents the second highest sales quarter in the Company's history.
o Net income for the quarter ended was approximately $3.9 million, or $0.17 diluted earnings per share, down from net income of $5.1 million, or $0.22 diluted earnings per share, for the same period last year.
o The Company's gross margin percentage was 42.9% for the three months ended March 31, 2005 as compared with 49.5% for the same period last year.

Effect of certain items on net income and gross profit for the quarter ended March 31, 2005 as compared with the same period last year:

o No effect on diluted earnings per share from the relationship between the U.S. dollar and the euro exchange rate;
o Net income affected by increased costs of $0.6 million before taxes due to its ongoing litigation matters and its efforts associated with Sarbanes-Oxley Section 404 compliance;
o Gross Margins affected by a number of items, including product mix, an increase in the overall percentage of revenue contributed by the Optical Systems business, and the timing of certain contracts within that business.

The Company's revenues continue to grow at or above its historic levels, and for the quarter ended March 31, 2005, the revenue growth was 18% year over year. Revenue growth for the first quarter 2005 was seen across all geographies and, in line with recent quarters, was the highest in the Asia/Pacific region. Growth was also seen across both of the Company's business segments. Data Capture and Collection grew by 17.4%, while the Industrial Automation/Optical Systems grew at 20% overall. The significant growth in the Optical Systems revenue, which was 70% year over year, was partially offset by a decrease in the Industrial Automation business, as compared with the first quarter of 2004, a period in which the Company had significant revenues from a large Industrial Automation contract.

2005 Full Year Outlook Confirmed for Revenue and Net Income:

Metrologic previously announced its forecast for revenues and net income for the full year of 2005 in its press release dated February 22, 2005. That outlook is confirmed in this release based on the below updated assumptions. Net sales are expected within a range of approximately $206.0 million to $216.0 million. Net income is expected to be in the range of $23.0 million to $25.7 million or $0.98 to $1.10 diluted earnings per share. The earnings estimate for 2005 assumes that the value of the euro averages for the year at $1.22 to $1.27 U.S. dollars to the euro and the tax rate for the full year updated to approximately 36%. The Company expects gross margins to be in the range of 44% to 46% for the full year 2005.

"This quarter we saw good year-over-year revenue growth in both of our business segments and across all geographic regions," stated Benny Noens, Metrologic's Chief Executive Officer and President. "A key feature of our growth strategy has been our targeted approach to the Asia/Pacific region. As part of that plan, during the first quarter of 2005 we added an office in Indonesia, a fifth sales office in China, with an office in Taiwan scheduled to open this May. We also continue to expand and improve our portfolio of product offerings with the introduction of products that are designed to both expand our technology base and improve our operating efficiencies. In Optical Systems, we have reorganized the business into three operating units to better focus on the opportunities within these distinct markets. Our gross margins and, consequently our net income, for the quarter were affected by certain items that we do not expect to affect future quarters. As a result, we expect our gross margins and net profit levels to improve over the next several quarters and produce top and bottom line results in accordance with our previously issued guidance for the year."

About Metrologic
Metrologic Instruments, Inc. ("Metrologic" or the "Company") designs, manufactures and markets bar code scanning and high-speed automated data capture systems solutions using laser, holographic and vision-based technologies. Metrologic offers expertise in 1D and 2D bar code reading, portable data collection, optical character recognition, image lift, and parcel dimensioning and singulation detection for customers in retail, commercial, manufacturing, transportation and logistics, and postal and parcel delivery industries. In addition to its extensive line of bar code scanning and vision system equipment, the Company also provides a variety of highly sophisticated optical systems used by the commercial, government, and scientific communities. Metrologic products are sold in more than 110 countries worldwide through Metrologic's sales, service and distribution offices located in North and South America, Europe and Asia. For more information please call 856-228-8100 or visit www.metrologic.com.

Forward Looking Statements
Forward-looking statements contained in this release are highly dependent upon a variety of important factors which would cause actual results to differ materially from those reflected in such forward looking statements. Specifically, the factors that could cause actual results to differ from expectations include: the timing, introduction and market acceptance of Metrologic's new products; foreign currency fluctuations with the US dollar; pricing pressures; competitive factors; sales cycles of Metrologic's products; Metrologic's ability to control manufacturing and operating costs, as well as product and revenue mix, which affect gross margins and future profitability; technological changes in the data capture industry, including the adoption of vision-based technologies and RFID; availability of patent protection for Metrologic's vision-based technologies, and other products; the resolution of litigation; general economic conditions; and the potential impact of terrorism, international hostilities and natural disasters. When used in this release and documents referenced, the words "believes", "expects", "may", "should", "seeks", or "anticipates", and similar expressions as they relate to Metrologic or its management are intended to identify such forward-looking statements. For additional factors, please see Metrologic's reports filed with the Securities and Exchange Commission.


For more information contact:              Analysts should contact:
Kevin Bratton, Chief Financial Officer     Ann Anthony, Investor Relations
856.228.8100                               856.228.8100
Email: k.bratton@metrologic.com            Email: a.anthony@metrologic.com

                          Metrologic Instruments, Inc.
                 Condensed Consolidated Statements of Operations
                  (amounts in thousands, except per share data)

                                                Three Months Ended
                                                      March 31,
                                                   2005       2004
                                                   ----       ----
                                                     (Unaudited)
Sales                                          $  46,851  $  39,700
Cost of sales                                     26,733     20,049
                                               ---------  ---------
Gross profit                                      20,118     19,651
Selling, general and administrative
  expenses                                        11,395      9,374
Research and development expenses                  1,952      1,723
                                               ---------  ---------
Operating income                                   6,771      8,554
Net interest income                                   22         11
Other income (expense)                              (697)      (326)
                                                --------   --------
Income before income tax expense                   6,096      8,239
Income tax expense                                 2,195      3,131
                                                --------   ---------
Net income                                      $  3,901   $  5,108
                                                ========   ========

Earnings per share:
   Basic                                        $   0.18   $   0.24
   Diluted                                      $   0.17   $   0.22
Weighted average number of common
  shares outstanding:
   Basic                                          21,907     21,151
   Diluted                                        23,124     22,967




                          Metrologic Instruments, Inc.
                      Condensed Consolidated Balance Sheets
                           (all amounts in thousands)

                                         March 31,      December 31,
                                           2005              2004
                                           ----              ----
                                        (Unaudited)
 Cash and cash equivalents               $ 67,893          $ 64,715
 Accounts receivable, net                  37,468            35,153
 Inventories, net                          22,089            23,865
 Other current assets                       4,547             4,369
                                        ---------          --------
   Total Current Assets                   131,997           128,102
 Property, plant and equipment, net        19,516            19,468
 Goodwill and other intangibles, net       42,975            43,462
 Other assets                               1,553             1,495
                                         --------          --------
   Total assets                          $196,041          $192,527
                                         ========          ========

 Accounts payable and accrued expenses   $ 24,171          $ 27,012
 Current portion of debt                   20,618            16,265
 Deferred contract revenue                  1,174             1,507
                                         --------         ---------
   Total current liabilities               45,963            44,784
Debt                                           44             2,015
Other liabilities                           7,543             7,712
 Total shareholders' equity               142,491           138,016
                                         --------          --------
 Total liabilities and shareholders'
   equity                                $196,041          $192,527
                                         ========          ========

                             Supplemental Sales Data


                                        Three Months Ended
                                             March 31,
                                                                %        %
                                         2005        2004     total    growth
                                         ----        ----     -----    ------
By Geography(1)

     The Americas                     $ 22,617    $ 19,300    48.3%    17.2%
     EMEA                               18,866      16,960    40.3%    11.2%
     Asia/Pacific                        5,368       3,471    11.4%    56.0%
                                      ----------------------------
                                      $ 46,851    $ 39,700     100%    18.0%
By Business Segment(2)
Data Capture and Collection             36,528      31,105    78.0%    17.4%
Industrial Automation/Optical Systems
     Industrial Automation               4,554       5,209     9.7%   -12.6%
     Optical Systems                     5,769       3,386    12.3%    70.4%
                                      -----------------------------
                                      $ 46,851    $ 39,700   100.0%    18.0%



(1) The Company has changed its geographic categories from North America, broken up into POS/OEM and AOA, EMEA, Asia/ROW and South America, to the Americas, EMEA and Asia/Pacific which is more consistent with how the Company currently looks at its business.

(2) As previously noted in our Annual Report on Form 10-K filed with the SEC on March 15, 2005, the Company has changed the titles of its business segment from "POS/OEM" to "Data Capture and Collection", and from "Industrial/Optical Systems" to "Industrial Automation/Optical Systems."